UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2008 (June 18, 2008)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Earlier today, June 18, 2008, Henry R. Silverman, Realogy’s non-executive chairman of the Board of Directors, appeared as a guest on CNBC’s “Squawk Box” program where he was incorrectly introduced and identified as Realogy’s CEO and chairman. As previously announced, Richard A. Smith has served as Realogy’s CEO and president since Nov. 13, 2007.

During his appearance, Mr. Silverman made a number of personal observations about the Company and the residential real estate market. Mr. Silverman’s comments should not be construed as guidance or data from the Company with respect to its historical or forecasted financial results.

Realogy would like to make the following clarifications:

•	The Company has not given nor does it expect to provide financial guidance for 2008 or for any future quarter of 2008;
•	In particular, Realogy has not disclosed its average homesale price forecast for the summer of 2008;
•

With regard to the comment about the total annualized number of existing homesale units in the United States, the National Association of Realtors has reported seasonally adjusted annualized U.S. homesale units of approximately 4.9 million to 5.1 million units for each of the past eight months, from September 2007 to April 2008;

•

Mr. Silverman stated that homesale transaction volume in California was down 50% in May 2008 compared to May 2007. We believe this figure reflects certain prior periods already publicly reported, and in any event this does not represent the Company’s results in California in May; and

•

With respect to our market share, as previously disclosed, we believe our franchisees and company-owned brokerage operations received approximately 24% of all brokerage commissions paid in homesale transactions in the United States during 2007.

Realogy will report its second quarter 2008 financial results in mid-August.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer

Date: June 18, 2008

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